                                                                                                          Exhibit H

                                       Tropical Sportswear Int'l Corporation
                                            Executive Committee Charter
                                                 November 18, 2003

                                                      Purpose

The Executive  Committee is  responsible  for performing all tasks of the Board of Directors on behalf of the Board on any matter that requires Board approval  between  regularly  scheduled Board meetings that cannot  reasonably be postponed until the next Board meeting to the extent permitted by the Company's Bylaws and Florida law.

Organization

Subject  to the power of the Board to  determine  otherwise,  the  Executive  Committee  is  composed  of the Chief
Executive  Officer  of the  Company  and  three  directors  meeting  the  definition  of  "independence"  under the
Sarbanes-Oxley  Act of 2002.  The  Committee  is chaired by the Chief  Executive  Officer.  The Board  reserves the authority to establish specific guidelines for the Committee.

Meetings

The Committee meets as needed to fulfill its responsibility.

Duties and Authority

It is the  Committee's  responsibility  to act on behalf of the Board on any matter that  requires  Board  approval between regularly  scheduled Board meetings that cannot  reasonably be postponed until the next Board meeting.  The
Committee  shall report on all actions taken at the next Board  meeting.  The power of the  Executive  Committee to act on behalf of the Board shall be subject to any  limitations  imposed by law or the Board of  Directors  and the
Articles of  Incorporation  and Bylaws of the Company.  The Executive  Committee is free to call on such  resources as it needs to act effectively on behalf of the Board.